Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Announces Select Preliminary Unaudited 2018
Full Year Financial Results
Company to Release Full 2018 Fourth Quarter
and Full Year Results and 2019 Outlook on February 18, 2019

(Tampa, FL, January 31, 2019) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced select preliminary unaudited results for the full year ended December 30, 2018.

Executive Summary – Preliminary Full Year 2018 versus Full Year 2017

•	Net sales increased 7% to approximately $2,170 million versus $2,033 million.

•	Income before taxes decreased 7% to $120 million versus $129 million.

•	Adjusted EBITDA* increased 5% to approximately $268 million versus $255 million.

•	Adjusted EBITDA* was previously expected to be near or at the low-end of the Company's original $280 million to $300 million outlook range.

•	Repurchased 1,306,984 shares during the fourth quarter, resulting in total year-to-date purchases of 2,771,684 shares for $167 million.

•	Conference call at 9:00am EST on Friday, February 1, 2019 to discuss the select preliminary unaudited results.

"Our results for the quarter did not meet our expectations, as sales volumes were lighter than anticipated, particularly in the month of December," said Fred Lynch, President and Chief Executive Officer. "This led to higher relative factory costs given the lack of fixed cost leverage and inability to concurrently reduce variable direct labor costs. Our previously announced pricing actions took effect near the end of December, too late to offset continued material cost inflation that we experienced throughout the quarter. Revenue growth resumed in January, and we enter 2019 with previously announced price increases fully implemented and actions underway to continue to reduce our cost structure."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Commenting more specifically on the operational performance of the company, Lynch added "As discussed on previous calls, we have been working to optimize both our manufacturing footprint and product portfolio. As part of this optimization, we continue to shift capacity to lower cost operations and restructure the business to exit non-core product offerings. The continued uncertainty in housing markets and construction-related demand emphasizes the importance of moving with urgency to execute those plans. We plan to discuss these actions further during our detailed 2018 fourth quarter and full year earnings call."

Masonite Select Preliminary Unaudited 2018 Full Year Earnings Conference Call
The Company will hold a live conference call on Friday, February 1, 2019. The live audio webcast will begin at 9:00 a.m. EST and can be accessed on the Masonite website at www.masonite.com.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through February 15, 2019. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13687155.

Masonite 2018 Fourth Quarter and Full Year Earnings Conference Call
The Company will hold a live conference call on Tuesday, February 19, 2019. The live audio webcast will begin at 9:00 a.m. EST and can be accessed on the Masonite website at www.masonite.com.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 5, 2019. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13687239.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 9,000 customers in 64 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of, and the effects of, our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; new tariffs and evolving trade policy between the United States and other countries, including China; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments, managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; the United Kingdom's formal trigger of the two-year process for its exit from the European Union, and related negotiations; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; environmental and other government regulations, including the FCPA, and any changes in such regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

In addition, our expectations about full year 2018 results are based on preliminary unaudited information about the full year and are subject to revision. Although the fourth quarter is now completed, we are still in the process of our standard financial reporting closing procedures. Accordingly, following completion of our normal year-end closing and review processes, it may turn out that actual results differ materially from these preliminary results. Factors that could cause our actual results for the full year 2018 to differ materially from our preliminary results include, but are not limited to, inaccurate assumptions, unrecorded expenses, changes in estimates or judgments, and facts or circumstances affecting the application of our critical accounting policies.

Non-GAAP Financial Measures and Related Information
Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions.
Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. Net assets are not allocated to the reportable segments. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The table below sets forth a reconciliation of Adjusted EBITDA to income before income tax expense (benefit) for the period indicated. We have reconciled Adjusted EBITDA to income before income tax expense (benefit) instead of net income attributable to Masonite, as our jurisdictional income tax provision calculation, and thus net income attributable to Masonite for the period, is not yet completed. Accordingly, we cannot accurately depict the total for our income tax expense, and thus net income attributable to Masonite for the period.

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Year Ended
(In thousands)	December 30, 2018	December 31, 2017
Adjusted EBITDA	$267,936	$254,506
Less (plus):
Depreciation	59,089	57,528
Amortization	28,583	24,375
Share based compensation expense	7,681	11,644
Loss on disposal of property, plant and equipment	3,470	1,893
Restructuring costs	1,624	850
Asset impairment	5,243	—
Loss on disposal of subsidiaries	—	212
Interest expense, net	39,008	30,153
Loss on extinguishment of debt	5,414	—
Other income, net of expense	(2,533)	(1,570)
Income before income tax expense (benefit)	$120,357	$129,421

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